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                                 EXHIBIT 21.1


     We have issued our reports dated July 28, 1997, which will be signed upon consummation of the Initial Public Offering described in Note J to the financial statements, of Bioshield Technologies, Inc. contained in the Registration
Statement and Prospectus.   We consent to the use of the aforementioned reports
in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP



Atlanta, Georgia
June 22, 1998